Exhibit 99.1




FOR:                  MEDIX RESOURCES, INC.

CONTACT:              John R. Prufeta, President and CEO
                      212/697-7207
                      212/697-3509 (fax)
                      jprufeta@cymedix.com

KCSA CONTACTS:        Paul Holm/Joseph A. Mansi
                      212-896-1201/896-1205
                      pholm@kcsa.com/jmansi@kcsa.com
                      www.kcsa.com


                                                          FOR IMMEDIATE RELEASE


                  MEDIX RESOURCES IN PACT TO ACQUIRE ZIRMED.COM

                                   - - - - -

First To Offer Real-Time, Web-Based Technology For Healthcare Providers To Enter And File Medical And Dental Claims Directly Over The Internet

NEW YORK -- May 30, 2000 -- Medix Resources, Inc (AMEX: MXR), a developer and provider of internet-based solutions for clinical management in the healthcare information system market, today announced the signing of an option agreement to acquire ZirMed.com Inc., a leading pioneer of Web-based medical claims filing services.

Located in Louisville, KY, ZirMed.com is one of the first in the nation to offer real-time, Web-based technology for healthcare providers to enter and file medical and dental claims directly over the Internet. With ZirMed.com's patent-pending suite of products, healthcare providers and payers can eliminate costly paper trails and dramatically shorten reimbursement cycles. As the beginning phase of joining the two enterprises, Medix and ZirMed.com have agreed to an immediate joint marketing initiative. Near term, product integration will strengthen the aggregate product portfolio to include patented process interfaces, a highly-evolved thin client application, an established ASP platform and fully remote sales, support and deployment capabilities.

Medix has paid an initial $100,000 installment of the $500,000 option price to ZirMed. Under the provisions of the option, Medix has the right to conduct a complete due diligence review of ZirMed before making any further installments or deciding to proceed with the acquisition. However, if Medix determines at any time not to proceed with the acquisition, the amount of the option purchase price that has been funded at that time will be converted into equity of ZirMed. The acquisition is subject to the negotiation and signing of a definitive acquisition agreement.

John R. Prufeta, President and CEO of Medix, stated, "We are thrilled to have the opportunity to join forces with ZirMed. With over 400 active provider users and planned expansion of that base, ZirMed is a clear leader in the ASP claims processing arena. Together, we can provide tremendous value to healthcare providers, HMOs, PBMs, and drug companies. ZirMed's patent-pending thin-client technology is a critical piece of the puzzle in delivering our next generation of Internet transaction services. We believe that our companies will provide services that significantly compress the claims reimbursement cycle and dramatically reduce administrative costs within the healthcare industry. We believe that Web-based medical claims processing represents a significant opportunity that will enhance the deployment of our full suite of healthcare transaction processing services." "The purchase option by Medix Resources, Inc. fulfills an important objective for ZirMed.com which enables us to offer immediate services to our current customer base and positions us to provide more features and functionality to our critical markets," said Ken Dicken, President and CEO of ZirMed.com Inc. "A vision of the founders of ZirMed.com is becoming a reality with the opportunity to become a part of a public company without an expensive IPO process for the shareholders. ZirMed.com is excited about the powerful value this partnership will produce and looks forward to increased profits through improved reimbursement cycles and lower costs for our many provider and payer customers," continued Mr. Dicken.

About ZirMed.com(TM)

Located in Louisville, KY, ZirMed.com(TM) is one of the first in the nation to offer real-time, Web-based technology for healthcare providers to enter and file medical and dental claims directly over the Internet. ZirMed.com(TM) is continually developing innovative ways to supply simpler provider solutions that are fast, easy, affordable ad secure. With ZirMed.com's(TM) patent-pending suite of products, healthcare providers can eliminate costly paper trails and shorten the reimbursement cycle dramatically. ZirMed.com(TM) services are incredibly affordable with fees as low as $39 a month, per physician, for unlimited claims submissions. For more information on ZirMed.com(TM) contact Vice President of Mergers and Acquisitions, Terry Minton, at 1-877-4ZIRMED or visit the Web site at www.zirmed.com

About Medix Resources, Inc.

Medix Resources, Inc. is a developer and provider of a suite of fully-secure, patented Internet based software products, that allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

This press release is available on the KCSA Public Relations Worldwide Web site at www.kcsa.com